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                                                                EXHIBIT (d)(vii)


         THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of April 13, 2000 is made and entered into by and between Jasdrew Acquisition Corp. and FREDERIC
L. CONTINO (the "Executive"), residing at 12109 Grandview Terrace, Apple Valley, MN 55124.

         WHEREAS, the Executive is an officer and a key employee of PlayCore Wisconsin, Inc. (the "PlayCore Wisconsin");

         WHEREAS, PlayCore, Inc. intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Jasdrew contemporaneously with the execution hereof pursuant to which Jasdrew will merge (the "Merger") into PlayCore, Inc. (after which PlayCore, Inc. is to merge into PlayCore Wisconsin);

         WHEREAS, the Executive, in consideration of the agreement of Jasdrew contained herein that Executive will receive payment of a cash bonus from PlayCore Wisconsin in an amount of $500,000 (the "Closing Amount") promptly following the effective date of the Merger and a grant of phantom common stock of PlayCore Holdings, Inc. ("Holdings") to be set forth in a separate phantom stock grant agreement, desires to enter into this Agreement to provide for the continued employment of Executive with PlayCore Wisconsin under the terms and conditions set forth herein;

         WHEREAS, the Executive acknowledges and agrees that the terms of this Agreement shall supersede all prior agreements between the parties as set forth in Section 13.1 hereof;

         NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement for Jasdrew to enter into, and to proceed with the transactions contemplated in, the Merger Agreement, the parties hereto agree as follows:

         1. EMPLOYMENT AND DUTIES

         1.1 Subject to the terms and conditions of this Agreement, PlayCore Wisconsin, Inc. ("PlayCore Wisconsin") shall continue to employ the Executive to serve as the President and Chief Executive Officer of PlayCore Wisconsin. The Executive and one other individual designated by the Executive (and consented to by PlayCore Holdings, L.L.C. "Holdings, L.L.C."), using its good faith judgment) shall be elected to the Board of Directors of PlayCore Wisconsin (the "Board") effective as of the Commencement Date (as defined below). PlayCore Wisconsin must use its best efforts to retain the Executive and his designee on the Board during the Term (as defined below) and any extensions thereof.

         1.2 The Executive shall report directly to the Board of Directors of PlayCore Wisconsin. The Executive shall perform the duties, and assume the responsibilities and obligations, contemplated by the title referred to in
Section 1.1, and shall perform such other duties and undertake such other responsibilities and obligations, consistent with his position, as the Board shall determine from time to time.

         1.3 The Executive shall (i) devote his full business time and attention and best efforts to the business and affairs of PlayCore Wisconsin and its affiliates, (ii) use his best efforts to




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promote and further the interests of PlayCore Wisconsin, and (iii) faithfully and diligently perform his responsibilities and duties hereunder.

         1.4 The Executive shall not, without the prior written consent of PlayCore Wisconsin, render services, whether or not compensated, to any other person or as an employee, independent contractor or otherwise; provided, however, that nothing herein shall prevent or restrict the Executive from (a) rendering services to charitable, civic or other not-for-profit organizations or managing his personal and family interests in such a manner as shall not materially interfere with Executive's performance of his duties under this Agreement, or (b) serving on the board of directors of a corporation not in competition with PlayCore Wisconsin, with the consent of PlayCore Wisconsin which shall not be unreasonably withheld; or (c) accepting speaking engagements which do not materially interfere with the normal performance of the Executive's duties.

         1.5 The Executive shall comply with all employment policies and practices of PlayCore Wisconsin as announced in writing from time to time, provided that none of such policies conflict with any provision of this Agreement, as the same may be modified from time to time.

         2. TERM OF AGREEMENT

         2.1 The term of employment under this Agreement shall commence on the effective date of the Merger (the "Commencement Date").

         2.2 Unless extended by mutual consent or as provided in Section 2.3 below, this Agreement shall terminate on the fifth (5th) anniversary of the Commencement Date (such five-year period being hereinafter referred to as the "Initial Term").

         2.3 Following the initial expiration date of the Initial Term, and if extended, each year thereafter, this Agreement shall be extended for an additional twelve months (each such twelve month period an "Extension Year") unless, no later than six (6) months prior to the end of the Initial Term or Extension Year either party shall have notified the other in writing that it does not elect to extend the Term past its then expiration date. The expression "Term" as used herein shall mean the Initial Term and all Extension Years during which this Agreement remains in effect.

         3. COMPENSATION

         3.1 Annual Base Salary. During the Term, PlayCore Wisconsin shall pay to the Executive an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000), payable in equal installments in arrears in accordance with PlayCore Wisconsin's customary payroll practices. The Compensation Committee of the Board (the "Compensation Committee") will review the Executive's performance within forty-five (45) days after the end of each fiscal year of the Term and may increase the Executive's annual base salary for the then-current year by up to ten percent (10%) of the previous year's annual base salary, based upon a good faith evaluation by the Board, or the Compensation Committee, of the Executive's performance in such previous year. The increase, if any, will be retroactive to the beginning of the then-current year.




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         3.2 Incentive Bonus. In addition to the annual base salary, the
Executive shall be eligible to receive, with respect to each fiscal year, a target incentive bonus (the "Incentive Bonus") computed in accordance as follows. The Incentive Bonus shall equal up to two hundred percent (200%) of the Executive's annual base salary in effect for such year for the achievement of 100% of the Board-approved corporate target or "max out" EBITDA for such fiscal year. No Incentive Bonus shall be earned if EBITDA in a fiscal year is below the EBITDA for the prior fiscal year. The Incentive Bonus shall be calculated ratably for the actual increase in EBITDA versus the prior year and as compared to the difference between the prior fiscal year's EBITDA and the corporate target or "max out" EBITDA. The corporate target or "max out" EBITDA for the 2000 fiscal year shall be $33.1 million and the actual 1999 EBITDA is $27 million.

         3.3 Calculation of Bonuses. PlayCore Wisconsin, within 15 days after the delivery of its audited financial statements shall deliver to the Executive a statement ("Bonus Statement"), prepared by PlayCore Wisconsin's internal accounting staff and reviewed by PlayCore Wisconsin's regularly employed accountants, setting forth the applicable EBITDA calculations or other relevant financial performance criteria and the resulting Incentive Bonus calculations, if any.

         3.4 Payment of Bonuses. The Incentive Bonus will be paid within thirty
(30) days after delivery to the Executive of the applicable Bonus Statement.

         3.5 Stock Options. As of the closing date Executive shall receive a grant of a nonqualified stock option to purchase 29,000 shares of the common stock of PlayCore Holdings, Inc. ("Holdings"), in accordance with the terms set forth in Schedule A.

         3.6 Equity Purchase. In connection with the closing of the Transaction, Executive shall purchase an equity interest in Holdings L.L.C. in an amount of not less than $500,000. The percentage interest in Holdings L.L.C. to be purchased by Executive shall be based on the value of Holdings L.L.C. as of the Closing date. The terms surrounding the purchase, holding and sale of such equity interest in Holdings L.L.C. shall be set forth in the applicable operating agreement and subscription agreement as agreed upon between Holdings L.L.C. and Executive as generally set forth on Schedule B.

         3.7 Phantom Stock. On the Commencement Date, Executive shall be granted 4,848 shares of phantom common stock of Holdings ("Phantom Shares") in accordance with the terms set forth on Schedule C. In the event of the termination of the Executive which results in the Executive's entitlement to severance benefits set forth in Section 5, below, such severance payments shall be reduced dollar for dollar by the greater of: (i) the value of Executive's grant of Phantom Shares on the date this Agreement becomes effective, or (ii) the value of such grant of Phantom Shares on the Termination Date (such value to be determined by multiplying the "equity value" of Holdings (as defined in the next sentence) by a fraction, the numerator of which shall be the number of Phantom Shares represented by such grant and the denominator of which shall be the total number of fully diluted shares of Holdings common stock (assuming that all options, warrants or other securities which are convertible or exchangeable for common stock are outstanding). The equity value of Holdings on a Termination Date shall be determined by the Board of Directors of Holdings in good faith by selecting an appropriate multiple and then multiplying the consolidated EBITDA for the latest four fiscal quarters by such multiple and then




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subtracting from such amount all debt, preferred stock and other obligations on a consolidated basis of Holdings, if any, provided, however, that such severance benefits shall not be reduced for the value of the vested Phantom Shares following a Change of Control (as defined in the attachment hereto).

         3.8 Other Plans. The Executive shall be entitled to participate in additional stock option plans or other equity plans or programs, if any, in which executives of PlayCore Wisconsin are eligible to participate generally as may be determined by the Board.

         4. BENEFITS; EXPENSES

         4.1 Benefit Plans. The Executive shall be entitled to participate in all of the benefit plans and programs available to the senior executives of PlayCore Wisconsin, as such plans or programs may be in effect from time to time. PlayCore Wisconsin may, in its sole and absolute discretion, determine to amend, revise, replace or terminate any such plans or programs at any time. In addition, PlayCore Wisconsin shall reimburse the Executive for all costs of any insurance (including, but not limited to, all premiums, deductibles and co-pay requirements).

         4.2 Vacation. During the Term, the Executive shall be entitled to four
(4) weeks of paid vacation per year and all other paid holidays given to employees of PlayCore Wisconsin in accordance with PlayCore Wisconsin's regular vacation and holiday policies. Such vacation shall be cumulative and may be carried over to ensuing years and shall include all vacation carried over from PlayCore, Inc. Executive shall provide PlayCore Wisconsin with reasonable notice regarding the taking of vacation and shall always attempt to schedule vacations so as to minimize conflict with PlayCore Wisconsin's reasonable business needs.

         4.3 Business Expenses. PlayCore Wisconsin, upon presentation by the Executive of appropriate documentation, shall reimburse the Executive for all reasonable and necessary business expenses incurred by Executive in connection with the performance of his duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of Executive's duties, and subject to PlayCore Wisconsin's written policies with respect thereto as in effect from time to time. PlayCore Wisconsin shall provide Executive with a corporate credit card, which Executive shall use solely for purposes of performing his duties under this Agreement and not for personal use.

         4.4 Use of Automobile. PlayCore Wisconsin shall lease and make available to the Executive, during the Term, an automobile of a model of his selection reasonably acceptable to PlayCore Wisconsin. PlayCore Wisconsin shall pay for all expenses associated with the use and enjoyment of the automobile.

         4.5 Life Insurance. PlayCore Wisconsin will reimburse Executive for the standard rate premium for a term life insurance policy having a face amount of five (5) times Executive's Annual Base Salary, with such additional travel and accident benefits as may be standard with PlayCore Wisconsin's life insurance policies provided to senior executives.




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         4.6 Country Club Membership. Promptly following the Commencement Date,
PlayCore Wisconsin will reimburse the Executive for a husband and wife membership in a reasonably appropriate country club.

         4.7 Professional Services. PlayCore Wisconsin will reimburse the Executive for up to $15,000 in the aggregate per year for: (a) his reasonable legal services in connection with this Agreement, (b) reasonable professional assistance in the preparation of his income tax returns, and (c) his reasonable estate and retirement planning services.

         4.8 Qualified Retirement Plans. PlayCore Wisconsin shall make contributions to an account for Executive in such "employee pension benefits plans" (within the meaning of Section 3(2) of ERISA) as PlayCore Wisconsin shall maintain from time to time, all in accordance with PlayCore Wisconsin company policies applicable generally to its employees and subject to such restrictions and limitations as may be necessary and appropriate for such plans to remain in compliance with all applicable laws and regulations.

         4.9 Supplemental Executive Retirement Plan. PlayCore Wisconsin shall make annual contributions to a PlayCore Wisconsin sponsored supplemental executive retirement plan in accordance with the terms of such plan in an amount not less than twelve percent (12%) of Executive's base salary earned in such fiscal year.

         4.10 Tax Gross-Up Payments. If any reimbursement or payment made to or for the benefit of the Executive pursuant to this Section 4 ("Section 4 Payment"), would be subject to any federal, state or local income tax (the "Income Tax"), PlayCore Wisconsin shall pay to the Executive an additional payment (the "Gross-Up Amount") such that, upon receipt thereof, the sum of (a) all Section 4 Payments less (b) any Income Tax on the Section 4 Payments and any Income Tax upon the Gross-Up Amount, shall be equal to the aggregate of the
Section 4 Payments. The Gross-Up Amount shall (a) be calculated based upon the highest combined federal, state and local marginal income tax rate applicable to the Executive and (b) shall be paid on or before April 1 of each year or partial year of Executive's employment in respect of which Section 4 Payments are made.

         5. TERMINATION PAYMENTS

         5.1 General. This Agreement may be terminated by PlayCore Wisconsin, at any time, with or without Cause (as defined below).

         5.2 Termination Without Cause or Good Reason. If this Agreement is terminated by PlayCore Wisconsin without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive the payments specified in the following subsections of this Section 5.2.

             5.2.1 his Annual Base Salary through the Termination Date (as defined in Section 5.7), pro rated to the Termination Date,

             5.2.2 any cash bonus previously awarded but not yet paid,

             5.2.3 reimbursement for expenses incurred in accordance with
Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof,




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             5.2.4 for a period of twenty-four months from the Termination Date, continuation of any benefits available (including, but not limited to medical and life insurance and the use of an automobile) to the Executive under the terms of the applicable benefit plans and programs in which the Executive is a participant on the Termination Date, as if the Executive were still employed during such period, as the same level of benefits and at the same after-tax dollar cost to the Executive immediately prior to the Termination Date. If and to the extent PlayCore Wisconsin is not permitted under applicable law to provide such benefits under its existing plans, or if the provisions of such benefits would cause the applicable plan to be deemed to be discriminating in favor of highly compensated employees under any applicable law or regulation, PlayCore Wisconsin must provide equivalent benefits on an individual basis at no additional after-tax cost to the Executive or shall provide the after-tax cash equivalent thereof. The medical, dental and other health benefits provided in accordance with this subparagraph 5.2.4 shall be reduced by any equivalent benefits, without waiting period or pre-existing condition limitations, provided to the Executive by another employer.

             5.2.5 a salary continuation payment commencing on the first day of the month following the month in which the Termination Date occurs, and continuing for twenty four months in equal monthly installments at the rate of the Executive's annual base salary in effect on the Termination Date. PlayCore Wisconsin may reduce each salary continuation payment in an amount necessary to satisfy applicable federal, state and local tax withholding requirements and in accordance with the provisions of Section 3.7 hereof.

             5.2.6 payments which in the aggregate shall equal two times the average Incentive Bonus paid to Executive in the two fiscal years (which shall include Executive's employment with PlayCore, Inc.) prior to the year in which the Termination Date occurs (the "Bonus Replacement Amount"). The Bonus Replacement Amount shall be divided into twenty-four (24) equal payments (each, a "Monthly Bonus Amount"). A Monthly Bonus Amount shall be paid on the first day of the month following the month in which the Termination Date occurs, and a Monthly Bonus Amount shall be paid on the first of the month for each of the subsequent twenty-three months thereafter. PlayCore Wisconsin may also further reduce the Bonus Replacement Amount in an amount necessary to satisfy applicable federal, state and local tax withholding requirements and in accordance with the provisions of Section 3.7 hereof.

         5.3 Termination with Cause. If this Agreement is terminated by PlayCore Wisconsin with Cause (as defined below), then the Executive shall be entitled to receive:

             5.3.1 his Annual Base Salary to the Termination Date, pro rated to the Termination Date,

             5.3.2 any cash bonus previously awarded but not yet paid,

             5.3.3 reimbursement for expenses incurred in accordance with
Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof,

             5.3.4 any benefits available to the Executive under the terms of the benefit plans and programs in which Executive is a participant on the Termination Date.




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         5.4 Voluntary Termination. The Executive agrees to provide services to
PlayCore Wisconsin as provided herein for the duration of the Term (as the same may be extended in accordance herewith); provided, however, that in the event of Executive's voluntary termination, Executive shall be entitled to receive:

             5.4.1 his Annual Base Salary to the Termination Date, pro rated to the Termination Date,

             5.4.2 reimbursement for expenses incurred in accordance with
Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof,

             5.4.3 any benefits available to the Executive under the terms of the benefit plans and programs in which Executive is a participant on the Termination Date, and

             5.4.4 any cash bonuses awarded in respect of a year prior to the year in which the Termination Date occurs but not yet paid.

         5.5 Death or Disability of Executive. A Termination Date shall occur without any further action, upon the death of the Executive or upon the Executive's Disability Date. In the event of the death or the occurrence of a Disability Date, PlayCore Wisconsin shall pay to Executive, or the Executive's estate or personal representative:

             5.5.1 his Annual Base Salary through the end of the mouth in which the Termination Date occurs by reason of death or disability,

             5.5.2 in the event of the occurrence of a Disability Date, salary continuation payments based on his Annual Base Salary then in effect, for a period of twelve (12) months commencing on the first day of the month following the month in which the Termination Date occurs; provided however, that such payments shall be reduced dollar for dollar by the amount of any payments Executive is eligible to receive under a PlayCore Wisconsin sponsored disability plan.

             5.5.3 reimbursement for expenses required to be reimbursed in accordance with Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof, and

             5.5.4 for a period of twelve (12) months following the Termination Date, subject to applicable law, continuation of any benefits available to the Executive or the immediate family of a deceased Executive under the terms of the applicable benefit plans and programs in which Executive is a participant on the Termination Date, as if the Executive were still employed during such period, at the same level of benefits and at the same after-tax dollar cost to the Executive immediately prior to the Termination Date.

         5.6 Definitions

             5.6.1 "Cause" shall mean:

             (i) indictment or conviction of, or a plea of nolo contendere by, the Executive for any felony or any other crime involving moral turpitude, fraud or misrepresentation,

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             (ii) the Executive engaging (alone or with others) in any other illegal conduct that is materially detrimental to the business or reputation of PlayCore Wisconsin,

             (iii) the repeated refusal, failure or neglect by the Executive to perform any material duties under the terms of this Agreement for reasons other than onset of a disability; provided that such refusal, failure or neglect shall constitute "Cause" only if the Board of Directors gives Executive written notice specifically describing such refusal or neglect, and Executive either fails promptly to cure the same if the same is reasonably curable, or Executive thereafter repeats such refusal, failure or neglect,

             (iv) the termination by PlayCore Wisconsin of this Agreement for Cause shall be without prejudice to any claim which PlayCore Wisconsin may have, at law or in equity, arising out of or in connection with the events giving rise to such termination.

             5.6.2 A "Disability Date" shall be deemed to have occurred on the 120th consecutive day following the first day on which the Executive is unable substantially to perform his duties because of a disability which is expected to be permanent or to last for an indefinite duration, as determined by a physician mutually acceptable to Executive and PlayCore Wisconsin; and

             5.6.3 "Good Reason" means: (a) any material adverse changes in job title, status or responsibility including diminution of duties, (b) any reduction in base salary and aggregate benefits, (c) material breach of the Agreement by PlayCore Wisconsin, (d) only after the occurrence of a Change of Control, relocation of the Executive's primary place of employment with PlayCore Wisconsin to a location more than thirty-five (35) miles from the location where Executive maintains his primary office prior to such Change of Control, or (e) the removal of Executive as a member of the Board of Directors, except if such removal is for Cause or upon voluntary termination of employment by the Executive, or due to death or disability.

             5.6.4 "Termination Date" means (a) the Executive's last day of employment on or following the date upon which written notice of termination is delivered to him by PlayCore Wisconsin, as the same shall be stated in such notice; (b) the Executive's last day of employment on or following the date upon which the Executive delivers written notice of resignation to PlayCore Wisconsin (including a resignation deemed a termination for Good Reason under Section 5.6.3); (c) the Disability Date; or (d) the date of the Executive's death.

         5.7 Certain Circumstances Treated as Termination Without Cause. If a Change of Control has occurred, the expiration of this Agreement without further extension either at the end of its Initial Term, or at the end of any Extension Year before December 31, 2007, shall constitute a termination of the Executive without Cause for all purposes of this Agreement.

         5.8 Resignation From Board and Other Offices. The Executive agrees, that upon a termination of employment for any reason, the Executive shall be deemed to have automatically tendered his resignation from the Board and any other offices or directorships of PlayCore Wisconsin or any of its affiliates effective as of the Termination Date.




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         6. CONFIDENTIAL INFORMATION

         6.1 The term "Confidential Information" shall mean and include

             6.1.1 any and all confidential, proprietary, secret or non-public information related in any way to the business or operations, present or future, of PlayCore Wisconsin or any of its affiliates or any customer of PlayCore Wisconsin or any of its affiliates, which is now, or in the future shall become, known to Executive as a result of his relationship with PlayCore Wisconsin; and

             6.1.2 without limitation of the foregoing, any intellectual property rights acquired or developed by PlayCore Wisconsin or any of its affiliates, whether or not patentable or copyrightable, including all business plans, know-how, technical information, inventions, designs, equipment, configurations, ideas, concepts, processes, procedures, operations, research and development plans, computer software, specifications, documentation, trade secrets, technology (including the expression of any of the foregoing in notes, formulas, test procedures and results, reports, memoranda or other written materials, software or other materials of whatsoever nature) pricing information, business, operational and marketing plans. Notwithstanding the above, Confidential Information shall not include such information as Executive can establish by written documentation:

             (a) to have become known to the general public without fault on the part of the Executive;

             (b) to have been received by the Executive at any time from a source other than PlayCore Wisconsin or any of its affiliates, agents, representatives or employees, lawfully having possession of such information without an obligation of confidentiality; or

             (c) to have been in the public domain or been part of a printed publication available to the public.

         6.2 The Executive acknowledges that the Confidential Information was and in the future may have been acquired and/or developed by PlayCore Wisconsin or its affiliates at great expense, may be a special, valuable and unique asset of PlayCore Wisconsin, and represents the sole exclusive property of PlayCore Wisconsin. The Executive in the course of his employment with PlayCore Wisconsin will obtain Confidential Information and personal knowledge of, and influence over, clients of PlayCore Wisconsin and its affiliates. The Executive acknowledges that any wrongful use or disclosure of any Confidential Information would greatly damage PlayCore Wisconsin, causing it irreparable harm and injury. The Executive covenants and agrees that, at all times during the Term and for a period of two years thereafter, he shall not, directly or indirectly, publish, divulge or disclose, in whole or in part, or suffer the use by any third party, for his own benefit or the benefit of any other person, any Confidential Information, other than;

             (i) in the due course of performing his duties on behalf of PlayCore Wisconsin, but then only to officers or others acting on behalf of PlayCore Wisconsin or any client, where the duties of such person require such disclosure; or



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             (ii) as may be required by law.

         6.3 The Executive acknowledges and agrees that all copies (in any form whatsoever) of all memoranda, documents, data, records, notes and other written information in his possession or under his control which contain or pertain to any Confidential Information, shall at all times be the sole and exclusive property of PlayCore Wisconsin. In the event Executive's employment terminates for any reason, Executive shall promptly deliver to PlayCore Wisconsin all copies of all such materials.

         7. NON-COMPETITION

         7.1 During the Term and for an additional period ending twenty-four
(24) months after the termination of his employment the Executive will not control, manage, operate, be employed or engaged by, or otherwise participate or engage in business as, or own any interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or any other form of business entity (whether as an individual proprietor, partner, shareholder, joint venturer, trustee or in any other manner whatsoever) if such entity is engaged anywhere in the world in the manufacture and/or sale or furnishing of products and/or services of the type and character manufactured, sold or furnished by PlayCore Wisconsin or any of its affiliates, provided, however, that nothing contained in this clause shall be deemed to prohibit the Executive from owning less than 2% of the shares of a publicly held corporation engaged in any such business.

         7.2 During the Term, and for two (2) years after his termination of employment hereunder, the Executive will not, directly or indirectly employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in the employ of PlayCore Wisconsin or any of its affiliates.

         7.3 During the Term, and for two (2) years after his termination of employment hereunder, the Executive will not, directly or indirectly interfere with any business relationship between PlayCore Wisconsin (including its affiliates) and any of its suppliers or customers.

         8. SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF, REFORMATION OF RESTRICTIONS

         8.1 The Executive acknowledges that the services to be rendered by Executive are of a special, unique, extraordinary and intellectual character,
(ii) that Executive will develop a personal acquaintanceship and relationship with many of PlayCore Wisconsin's customers, as well as an intimate knowledge of those customer's requirements, (iii) that PlayCore Wisconsin's relationships with established customers are likely to be placed in Executive's hands and (iv) that Executive's position with PlayCore Wisconsin places him in a position of utmost confidence and trust with respect to the clients and executives of PlayCore Wisconsin. Executive also acknowledges that PlayCore Wisconsin's marketing efforts are targeted not only to existing and potential customers in the United States but throughout the entire world and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of PlayCore Wisconsin's clients.



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         8.2 The parties recognize, acknowledge and agree that, if the Executive commits a breach or PlayCore Wisconsin has reasonable evidence that the Executive is about to commit a breach, of any of the provisions of Sections 6 or 7 above, PlayCore Wisconsin will suffer irreparable harm and injury, and money damages will not provide an adequate remedy to PlayCore Wisconsin. Accordingly, the Executive agrees that, in any such event, PlayCore Wisconsin shall be entitled to have the provisions of this Agreement specifically enforced by any court having jurisdiction, without being required to post a bond or other security and without having to provide the inadequacy of the available remedies at law. In addition, PlayCore Wisconsin shall be entitled to avail itself of all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it sustains by reason of such breach. PlayCore Wisconsin agrees to notify the Executive within seven (7) days after the discovery of any breach or anticipated breach of any of the provisions of Sections 6 or 7 above.

         8.3 The parties acknowledge that the type and periods of restriction imposed on the Executive pursuant to the provisions of Sections 6 and 7 above are fair and reasonable, and are reasonably required for the protection of PlayCore Wisconsin and the goodwill associated with the business of PlayCore Wisconsin. It is the express desire and intent of the parties that the provisions of Sections 6 and 7 be enforced to the fullest extent permissible. If any of the covenants in Sections 6 or 7 above, or any part thereof, is hereafter constructed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Sections 6 or 7, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration of such provision and/or areas to which any such provision shall apply, and, in its reduced or limited form, said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 6 and 7 above upon the courts of any state within the geographical scope of such covenants.

         8.4 If the courts of any one or more of such states shall hold any of the previous covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect PlayCore Wisconsin's rights to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

         8.5 The prevailing party in any action arising out of a dispute in respect of any provision of this Agreement shall be entitled to recover reasonable attorneys' fees and costs and disbursements incurred in connection with the prosecution or defense, as the case may be, of any such action.

         9. INTELLECTUAL PROPERTY

         9.1 During the Term, the Executive shall disclose to PlayCore Wisconsin all business ideas, inventions and business plans developed by him during such Term which relate directly or indirectly to PlayCore Wisconsin's business or any of its affiliates, including without limitation any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all of the foregoing will be the sole and exclusive property of PlayCore Wisconsin and that he will at PlayCore Wisconsin's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to PlayCore Wisconsin.

         10. LIFE INSURANCE

         The Executive agrees that PlayCore Wisconsin shall have the right to obtain life insurance on the Executive's life, at PlayCore Wisconsin's sole expense and with PlayCore Wisconsin as the sole beneficiary thereof. The Executive shall (a) cooperate fully with PlayCore Wisconsin in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents, and (c) take any reasonably required medical examinations. The Executive does not represent that he is insurable.

         11. REPRESENTATIONS

         11.1 By Executive. The Executive hereby represents to PlayCore Wisconsin that the execution and delivery of this Agreement by him, and the performance of his obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which he is bound or any order, decree or judgment to which he is subject; that this Agreement constitutes the valid and binding obligation of Executive and that he is not a party to or bound by any agreement, understanding or arrangement which would prevent him from carrying out the terms of this Agreement or subject PlayCore Wisconsin to liability for employing the Executive pursuant to the terms hereof.

         11.2 By Jasdrew

              11.2.1 Corporate Authority, etc. Jasdrew represents and warrants that it has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by Jasdrew and the performance by Jasdrew of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Jasdrew and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Jasdrew.

         12. INDEMNIFICATION AND INSURANCE

         12.1 Indemnity. PlayCore Wisconsin hereby agrees to hold harmless and indemnify the Executive to the full extent authorized or permitted by the provisions of Delaware law authorizing or permitting such indemnification currently prevailing or that are adopted after the date hereof.

         12.2 Maintenance of Insurance. In the event PlayCore Wisconsin maintains a Directors and Officers Insurance Policy, PlayCore Wisconsin shall cover Executive to the same extent as other officers and directors of PlayCore Wisconsin covered thereunder.

         12.3 Additional Indemnity. Subject only to the exclusions set forth in
Section 12.4 hereof, PlayCore Wisconsin hereby will hold harmless and indemnify the Executive against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Corporation), to which the Executive is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the Executive is, was or at any time becomes a director, officer, employee or agent of Corporation, or is or was serving or at any time serves at the request of PlayCore Wisconsin as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         12.4 Limitation on Additional Indemnity. No indemnity pursuant to
Section 12.3, above, shall be paid by PlayCore Wisconsin:

              12.4.1 except to the extent the aggregate of losses to be indemnified thereunder exceeds the amount of such losses for which the Executive is indemnified either pursuant to Sections 12.1 or 12.2 hereof or pursuant to any policy or policies purchased and maintained by PlayCore Wisconsin:

              12.4.2 in respect of remuneration paid to the Executive if and to the extent it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

              12.4.3 on account of any suit in which final judgment is rendered against the Executive for an accounting or profits made from the purchase or sale by the Executive of securities of PlayCore Wisconsin pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local statutory law or regulation;

              12.4.4 on account of the Executive's conduct that is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or

              12.4.5 if a decision by a court having jurisdiction in the matter shall finally determine that such indemnification is not lawful.

         12.5 Continuation of Indemnity. All agreements and obligations of PlayCore Wisconsin contained herein shall continue during the period the Executive is a director, officer, employee or agent of PlayCore Wisconsin (or is serving at the request of PlayCore Wisconsin as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive was a director or officer of PlayCore Wisconsin or serving in any other capacity referred to herein.

         13. MISCELLANEOUS

         13.1 Entire Agreement. This Agreement (which includes the Exhibits annexed hereto) sets forth the entire understanding between the parties hereto and PlayCore Wisconsin as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between the parties and PlayCore Wisconsin with respect to such subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto prior to the Merger. After the Merger, it may be terminated, altered, modified or changed only by a written instrument signed by both PlayCore Wisconsin and Executive.

         13.2 Subsequent Performance. The provisions of this Agreement which by their terms call for performance subsequent to termination of this Agreement or termination of the Executive's employment hereunder (including without limitation the provisions of Sections 5, 6, 7, 8 and 12 hereof), shall survive such termination.

         13.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail (including any private carrier guaranteeing overnight delivery), postage or delivery charges prepaid, or sent by private overnight carrier. Any such notice shall be deemed delivered (a) when so delivered personally or sent by confirmed facsimile transmission (provided that a manually signed copy thereof is delivered by any of the other means provided herein initiated no later than the next following business day), (b) on the date of delivery if sent by express or private carrier, or (c) if delivered by certified or registered mail, five (5) business days after the date of deposit in the United States mail, in all cases addressed to the recipient at the address of such recipient set forth at the head of this Agreement or at such other address of which such recipient shall have given notice to the other in the manner herein provided.

         13.4 Government Law. This Agreement shall be deemed to be a contract made under the internal laws of the State of Wisconsin, without regard to the principles of the conflict of laws thereof.

         13.5 Unenforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         13.6 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

         14. FAILURE TO CONSUMMATE. This Agreement shall be null and void if the Merger is not consummated.

         IN WITNESS WHEREOF, the Executive and Jasdrew have executed this Agreement on the date first above written.

JASDREW ACQUISITION CORP.



BY: /s/ MICHAEL SHEIN                      /s/ FREDERIC L. CONTINO
   ----------------------------------      -------------------------------------
   Vice President                          Frederic L. Contino

                                          SCHEDULE A

                                          OPTION TERMS


AMOUNT OF INITIAL GRANT:                  A nonqualified option grant (the
                                          "Initial Grant") of 29,000 shares of
                                          common stock of PlayCore Holdings,
                                          Inc. ("Holdings"). The Initial Grant
                                          shall be pursuant to an option plan
                                          (and underlying option grant
                                          agreement) established by Holdings
                                          with an initial reserve equal to 10%
                                          of the outstanding common shares of
                                          Holdings as of the closing date (post
                                          transaction).

EXERCISE PRICE:                           The per share exercise price of the
                                          option shall be the common stock's
                                          fair market value on the date of grant
                                          (which shall be equal to the fair
                                          market value of the equivalent number
                                          of shares of common stock as of the
                                          closing date).

TERM: Options, or any portion thereof, not previously exercised or terminated will expire ten years from the date of grant.

METHOD OF EXERCISE:                       Prior to an "initial public offering",
                                          cash only; provided, however, the
                                          Board of Directors or Compensation
                                          Committee of Holdings may authorize
                                          cashless exercises. An option may only
                                          be exercised with respect to whole
                                          shares.

VESTING: TIME OPTIONS: 50% of the total number of shares subject to the Initial Grant shall vest ratably (25% a year) on each of the first through fourth anniversaries of the date of grant ("A Options"), provided the Executive is in the employ of PlayCore Wisconsin, Inc. or an affiliate ("PlayCore Wisconsin") on each such date.

                                          If there is a Change in Control (as
                                          defined in the option plan) prior to
                                          the fourth anniversary of the date of
                                          grant, and the Executive is still in
                                          the employ of PlayCore Wisconsin, all
                                          unvested Time Options shall vest.

                                          PERFORMANCE OPTIONS: The remaining 50%
                                          of the total number of shares subject
                                          to the Initial Grant
                                          shall vest if the net Internal Rate of
                                          Return ("IRR") realized by PlayCore
                                          Holdings, L.L.C. ("Holdings L.L.C.")
                                          on its total investment in Holdings
                                          (after dilution from options on shares
                                          held by management) is 25% or more
                                          ("Target IRR") as of the
                                          "Determination Date," ("Performance
                                          Options") and the Executive is still
                                          in the employ of PlayCore Wisconsin on
                                          the Determination Date.

                                          The Determination Date regarding the
                                          attainment of the IRR shall be the
                                          closing date or such other time as
                                          Holdings L.L.C. receives cash payments
                                          for its interests in Holdings.

TERMINATION OF EMPLOYMENT:

         BY PLAYCORE WISCONSIN
         WITHOUT CAUSE OR
         BY THE EXECUTIVE
         FOR GOOD REASON OR
         UPON DEATH OR DISABILITY:        TIME OPTIONS: All vested Time Options
                                          remain outstanding and exercisable for
                                          a period of 90 days and if not
                                          exercised by end of business on the
                                          90th day shall terminate. All unvested
                                          Time Options shall be immediately
                                          terminate on the Termination Date.

                                          PERFORMANCE OPTIONS: Performance
                                          Options shall vest if the Target IRR
                                          would have been achieved based upon
                                          the fair market value of Holdings
                                          L.L.C.'s investment in Holdings as of
                                          the Termination Date and Executive
                                          will receive the applicable value of
                                          the Performance Option as determined
                                          at the Termination Date by the Board
                                          of Directors of Holdings at such time
                                          as Holdings L.L.C. receives cash
                                          payments for its interests in
                                          Holdings. If the Target IRR is not
                                          achieved on both the Termination Date
                                          and the Determination Date, then all
                                          Performance Options shall be
                                          terminated with no payment to or value
                                          to Executive.

         BY PLAYCORE WISCONSIN FOR
         CAUSE OR BY THE
         EXECUTIVE WITHOUT
         GOOD REASON:                     TIME OPTIONS: All vested Time Options
                                          shall remain exercisable for 90 days
                                          and if not exercised by the end of
                                          business on the 90th day shall
                                          terminate. All nonvested Time Options
                                          shall terminate on the Termination
                                          Date.

                                          PERFORMANCE OPTIONS: All Performance
                                          Options shall immediately terminate.

CALL ON SHARES ACQUIRED                   In the event of the Executive's
ON EXERCISE OF OPTION:                    employment for any reason, all shares
                                          in Holdings held by Executive as a
                                          result of exercising Options shall be
                                          subject to a "call" by Holdings or its
                                          designee (the "Company Call") at the
                                          fair market value on the Termination
                                          Date. The Company Call must be
                                          exercised within six months of the
                                          Termination Date. The purchase price
                                          as determined above will be paid
                                          one-third in cash within 30 days of
                                          the exercise of the Company Call and
                                          the remaining two-thirds payable
                                          within two years of the date of
                                          exercise of the Company Call (the
                                          "Deferred Call Payments"). Any
                                          Deferred Call Payments shall be
                                          credited with an appropriate interest
                                          rate or dividend rate. In the event
                                          that Holdings is restricted from
                                          purchasing such shares for cash under
                                          any applicable financing or other
                                          agreements, Holdings may issue the
                                          Executive a note or such other
                                          permissible security (which shall
                                          contain commercially reasonable terms)
                                          in full satisfaction of such call. In
                                          no event shall the Executive be paid
                                          less cash at the time of the exercise
                                          of the Company Call than the
                                          Executive's income tax liability
                                          resulting from the sale of the shares.

EXECUTIVE PUT:                            In the event of Executive's
                                          termination of employment by PlayCore
                                          Wisconsin without Cause, by the
                                          Executive for Good Reason, or as a
                                          result of death or disability, the
                                          Executive or his estate as the case
                                          may be, may exercise a "put" to
                                          Holdings (the "Executive Put") at fair
                                          market value on the Termination Date,
                                          subject to Holdings' ability under its
                                          financing documents. The Executive Put
                                          must be exercised within six months of
                                          the

                                          Termination Date. The purchase price
                                          as determined above will be paid
                                          one-third in cash within 30 days of
                                          the exercise of the Executive Put and
                                          the remaining two-thirds will be
                                          payable within two years of the date
                                          of exercise of the Executive Put (the
                                          "Deferred Put Payments"). Any Deferred
                                          Put Payments shall be credited with an
                                          appropriate interest rate or dividend
                                          rate. All payments made by Holdings
                                          with respect to its exercise of the
                                          Executive Put are subject to Holdings'
                                          financing agreements. In the event
                                          that Holdings is restricted from
                                          purchasing such shares for cash under
                                          any applicable financing or other
                                          agreements, Holdings may issue the
                                          Executive a note or such other
                                          permissible security (which shall
                                          contain commercially reasonable terms)
                                          in full satisfaction of such put.

REALIZATION:                              Except in the case of the exercise of
                                          the Company Call or Executive Put as
                                          set forth above, Executive shall be
                                          required to hold the shares or Options
                                          until such time Holdings L.L.C. sells
                                          or otherwise exits from its equity
                                          interest in Holdings.

TAG-ALONG RIGHTS:                         In the event of a sale of Holdings by
                                          Holdings, L.L.C., the Executive will
                                          have the same tag-along rights as
                                          other investors.

RESTRICTIONS ON TRANSFER:                 The Options and shares will be
                                          non-transferable, except with respect
                                          to a transfer to a trust or
                                          partnership, the only beneficiaries or
                                          partners (as the case may be) of which
                                          are immediate family member of
                                          Executive, or in accordance with the
                                          terms of any applicable operating
                                          agreement or shareholders agreement
                                          and the laws of descent and
                                          distribution.

                                          Other than with respect to transfers
                                          pursuant to the preceding sentence, no
                                          third party shall have any direct or
                                          indirect beneficial interest in the
                                          Options.

REGISTRATION RIGHTS:                      Executive will have the same piggyback
                                          registration rights as other
                                          investors.

FAIR MARKET VALUE:                        Fair market value of vested shares on
                                          a Termination Date shall be determined
                                          by multiplying the "equity value" of
                                          Holdings by a fraction, the numerator
                                          of which shall be the number of vested
                                          shares and the denominator of which
                                          shall be the total number of fully
                                          diluted shares of Holdings common
                                          stock (assuming that all options,
                                          warrants or other securities which are
                                          convertible or exchangeable for common
                                          stock are outstanding). The equity
                                          value of Holdings on a Termination
                                          Date shall be determined by the Board
                                          of Directors of Holdings in good faith
                                          by selecting an appropriate multiple
                                          and then multiplying the consolidated
                                          EBITDA for the latest four fiscal
                                          quarters by such multiple and then
                                          subtracting from such amount all debt,
                                          preferred stock and other obligations
                                          on a consolidated basis of Holdings,
                                          if any.

                                          SCHEDULE B

                                          EQUITY PURCHASE TERMS



AMOUNT OF EQUITY:                         A percentage equity interest in
                                          PlayCore Holdings, L.L.C. ("Holdings
                                          L.L.C.") equal to $500,000 and
                                          determined based on the value paid by
                                          Chartwell Investments II, L.L.C. or
                                          its affiliates ("Chartwell") for its
                                          interest in Holdings L.L.C. (the
                                          "Interest"). Upon execution of the
                                          applicable subscription documents
                                          relating to the Interest, Executive
                                          shall make a cash payment to Holdings
                                          L.L.C. of $500,000.

COMPANY CALL ON INTERESTS:                In the event of Executive's
                                          termination of employment for any
                                          reason, the Interest held by the
                                          Executive shall be subject to a "call"
                                          by Holdings L.L.C. or its designee
                                          (the "Company Call") at the fair
                                          market value on the Termination Date.
                                          The Company Call must be exercised
                                          within six months of the Termination
                                          Date. The purchase price as determined
                                          above will be paid as follows: the
                                          lesser of the Executive's original
                                          investment or fair market value of the
                                          Interest within 30 days of the
                                          exercise of the Company Call and the
                                          remaining amount, if any, payable
                                          within two years of the date of
                                          exercise of the Company Call (the
                                          "Deferred Call Payments"). Any
                                          Deferred Call Payments shall be
                                          credited with an appropriate interest
                                          rate or dividend rate. In the event
                                          that Holdings L.L.C. is restricted
                                          from purchasing the Interest for cash
                                          under any applicable financing or
                                          other agreements to which Holdings
                                          L.L.C. or any of its subsidiaries is a
                                          party which prevent Holdings L.L.C.
                                          from obtaining cash, then Holdings
                                          L.L.C. may issue the Executive a note
                                          or such other permissible security
                                          (which shall contain commercially
                                          reasonable terms) in full satisfaction
                                          of such call.

EXECUTIVE PUT:                            In the event of Executive's
                                          termination of employment by PlayCore
                                          Wisconsin, Inc. or an affiliate
                                          ("PlayCore Wisconsin") without Cause,
                                          by the Executive for Good Reason, or
                                          as a result of death or disability,
                                          the Executive or his estate as the
                                          case may be, may exercise a "put" to
                                          Holdings

                                          L.L.C. (the "Executive Put") of the
                                          Interest at fair market value on the
                                          Termination Date, subject to
                                          compliance with the financing
                                          documents of Holdings L.L.C. or of any
                                          of its subsidiaries. The Executive Put
                                          must be exercised within six months of
                                          the Termination Date. The purchase
                                          price as determined above will be paid
                                          as follows: the lesser of the
                                          Executive's original investment or
                                          fair market value of the Interest
                                          within 30 days of the exercise of the
                                          Executive Put and the remaining
                                          amount, if any, subject to the Company
                                          Call, will be held by Executive until
                                          such time as Holdings L.L.C. sells or
                                          otherwise exits from its equity
                                          interest in PlayCore Holdings, Inc.
                                          ("Holdings"). All payments by Holdings
                                          L.L.C. with respect to the exercise of
                                          the Executive Put are subject to the
                                          financing agreements of Holdings
                                          L.L.C. or any of its subsidiaries. In
                                          the event that Holdings L.L.C. is
                                          restricted from purchasing the
                                          Interest for cash under any applicable
                                          financing or other agreements to which
                                          Holdings L.L.C. or any of its
                                          subsidiaries is a party which prevent
                                          Holdings L.L.C. from obtaining cash,
                                          then Holdings L.L.C. may issue
                                          Executive a note or such other
                                          permissible security (which shall
                                          contain commercially reasonable terms)
                                          in full satisfaction of such put.

REALIZATION:                              Except in the case of the exercise of
                                          Company Call or Executive Put as set
                                          forth above, Executive shall be
                                          required to hold the Interest until
                                          such time as Chartwell sells or
                                          otherwise exits from its equity
                                          interest in Holdings L.L.C.

TAG-ALONG RIGHTS:                         In the event of a sale of Holdings
                                          L.L.C. by Chartwell, the Executive
                                          will have the same tag-along rights as
                                          other investors.

RESTRICTIONS ON TRANSFER:                 The Interest will be non-transferable,
                                          except with respect to a transfer to a
                                          trust or partnership, the only
                                          beneficiaries or partners (as the case
                                          may be) of which are immediate family
                                          member of Executive, or in accordance
                                          with the terms of any applicable
                                          operating agreement or shareholders
                                          agreement and the laws of descent and
                                          distribution.

                                          Other than with respect to transfers
                                          pursuant to the preceding sentence, no
                                          third party shall have any direct or
                                          indirect beneficial interest in the
                                          Interest.

REGISTRATION RIGHTS:                      Executive will have the same piggyback
                                          registration rights as other
                                          investors.

FAIR MARKET VALUE:                        Fair market value of Executive's
                                          Interest on a Termination Date shall
                                          be determined in three steps as
                                          follows. (1) The equity value of
                                          Holdings on a Termination Date shall
                                          be determined by the Board of
                                          Directors of Holdings in good faith by
                                          selecting an appropriate multiple and
                                          then multiplying the consolidated
                                          EBITDA for the latest four fiscal
                                          quarters by such multiple and then
                                          subtracting from such amount all debt,
                                          preferred stock and other obligations
                                          on a consolidated basis of Holdings,
                                          if any. (2) Holdings L.L.C's interest
                                          in Holdings shall be determined by
                                          multiplying the equity value of
                                          Holdings (as determined under step
                                          number (1)) on the Termination Date by
                                          a fraction, the numerator of which
                                          shall be the number of shares of
                                          common stock of Holdings that are
                                          owned by Holdings L.L.C., and the
                                          denominator of which shall be the
                                          total number of fully diluted shares
                                          of Holdings common stock (assuming
                                          that all options, warrants or other
                                          securities which are convertible or
                                          exchangeable for common stock are
                                          outstanding). (3) Finally, the
                                          percentage representing Executive's
                                          Interest shall be multiplied by the
                                          dollar amount of Holdings L.L.C.'s
                                          interest in Holdings as determined
                                          under step number (2).

                                          SCHEDULE C

                                          PHANTOM STOCK TERMS



AMOUNT OF INITIAL GRANT:                  A grant of 4,848 shares of phantom
                                          common stock of PlayCore Holdings,
                                          Inc. ("Holdings") (the "Phantom
                                          Shares") pursuant to a grant by
                                          Holdings.

VESTING: One third of the total number of Phantom Shares shall vest on each anniversary of the date of the grant. In the event that the Executive's employment with PlayCore Wisconsin, Inc. or an affiliate ("PlayCore Wisconsin") is terminated for any reason, all non-vested shares shall be forfeited; provided, however, that if such termination occurs (i) within 180 days after a Change of Control, if the successor does not at the closing agree to assume all obligations under Executive's Employment Agreement, or
                                          (ii) if the successor does assume such
                                          obligations under the Executive's
                                          Employment Agreement, after 180 days
                                          but not more than 210 days after such
                                          a change or control, all of
                                          Executive's Phantom Shares shall
                                          immediately vest.

COMPANY CALL:                             In the event of Executive's
                                          termination of employment for any
                                          reason, the vested Phantom Shares held
                                          by the Executive shall be subject to a
                                          "call" by Holdings or its designee
                                          (the "Company Call") at the fair
                                          market value on the Termination Date.
                                          The Company Call must be exercised
                                          within six months of the Termination
                                          Date. The purchase price shall be the
                                          equivalent of the fair market value of
                                          an equivalent number of common shares
                                          of Holdings on the Termination Date.
                                          It will be paid one-third in cash
                                          within 30 days of the exercise of the
                                          Company Call and the remaining
                                          two-thirds will be payable within two
                                          years of the date of exercise of the
                                          Company Call (the "Deferred Call
                                          Payments"). Any Deferred Call Payments
                                          shall be credited with an appropriate
                                          interest rate or dividend rate. In the
                                          event that Holdings is restricted from
                                          purchasing such shares for cash under
                                          any applicable financing or other
                                          agreements, Holdings may issue the
                                          Executive a note or such other
                                          permissible security (which shall
                                          contain
                                          commercially reasonable terms) in full
                                          satisfaction of such call. In no event
                                          shall the Executive be paid less cash
                                          at the time of the exercise of the
                                          Company Call than the Executive's
                                          income tax liability resulting from
                                          the sale of the Phantom Shares.

EXECUTIVE PUT:                            In the event of Executive's
                                          termination of employment by PlayCore
                                          Wisconsin without Cause, by the
                                          Executive for Good Reason, or as a
                                          result of death or disability, the
                                          Executive or his estate as the case
                                          may be, may exercise a "put" to
                                          Holdings (the "Executive Put") of the
                                          vested Phantom Shares at fair market
                                          value on the Termination Date. The
                                          Executive Put must be exercised within
                                          six months of the Termination Date.
                                          The purchase price as determined above
                                          will be paid one-third in cash within
                                          30 days of the exercise of the
                                          Executive Put and the remaining
                                          two-thirds will be payable within two
                                          years of the date of exercise of the
                                          Executive Put (the "Deferred Put
                                          Payments"). Any Deferred Put Payments
                                          shall be credited with an appropriate
                                          interest rate or dividend rate. All
                                          payments by Holdings with respect to
                                          its exercise of the Executive Put are
                                          subject to Holdings' financing
                                          agreements. In the event that Holdings
                                          is restricted from purchasing such
                                          shares for cash under any applicable
                                          financing or other agreements,
                                          Holdings may issue the Executive a
                                          note or such other permissible
                                          security (which shall contain
                                          commercially reasonable terms) in full
                                          satisfaction of such put.

REALIZATION:                              Except in the case of the exercise of
                                          the Company Call or Executive Put as
                                          set forth above, Executive shall be
                                          required to hold the Phantom Shares
                                          until such time as PlayCore Holdings,
                                          L.L.C. sells or otherwise exits from
                                          its equity interest in Holdings (any
                                          such occurrence, a "Realization
                                          Event").

TAX GROSS-UP PAYMENT:                     Upon exercise of the Company Call or
                                          Executive Put or any other Realization
                                          Event hereunder, Holdings shall make a
                                          tax gross-up payment to the Executive
                                          to compensate the Executive for the
                                          difference between ordinary income tax
                                          treatment and capital gains tax
                                          treatment with respect to the
                                          appreciated value ("Appreciated
                                          Value") of the

                                          Phantom Shares from the date of
                                          vesting to the earlier of: (i) the
                                          Termination Date (in the case of an
                                          Executive Put or Company Call), or
                                          (ii) the date of the occurrence of a
                                          Realization Event; provided, however,
                                          that in no event shall such tax
                                          gross-up payment exceed the tax
                                          benefit to Holdings actually realized
                                          for such tax year, if any, related to
                                          the deduction for (a) the tax gross-up
                                          payment and (b) the appreciated value
                                          of the Phantom Shares from the date of
                                          vesting to the earlier of: (i) the
                                          Termination Date (in the case of an
                                          Executive Put or Company Call), or
                                          (ii) the date of the occurrence of a
                                          Realization Event.

TAG-ALONG RIGHTS:                         In the event of a sale of Holdings by
                                          PlayCore Holdings, L.L.C., the
                                          Executive will have the same tag-along
                                          rights as other investors.

RESTRICTIONS ON TRANSFER:                 The Phantom Shares will be
                                          non-transferable, except with respect
                                          to a transfer to a trust or
                                          partnership, the only beneficiaries or
                                          partners (as the case may be) of which
                                          are immediate family member of
                                          Executive, or in accordance with the
                                          terms of any applicable operating
                                          agreement or shareholders agreement
                                          and the laws of descent and
                                          distribution.

                                          Other than with respect to transfers
                                          pursuant to the preceding sentence, no
                                          third party shall have any direct or
                                          indirect beneficial interest in the
                                          Phantom Shares.

FAIR MARKET VALUE:                        Fair market value of vested Phantom
                                          Shares on a Termination Date shall be
                                          determined by multiplying the "equity
                                          value" of Holdings by a fraction, the
                                          numerator of which shall be the number
                                          of vested Phantom Shares and the
                                          denominator of which shall be the
                                          total number of fully diluted shares
                                          of Holdings common stock (assuming
                                          that all options, warrants or other
                                          securities which are convertible or
                                          exchangeable for common stock are
                                          outstanding). The equity value of
                                          Holdings on a Termination Date shall
                                          be determined by the Board of
                                          Directors of Holdings in good faith by
                                          selecting an appropriate multiple and
                                          then multiplying the consolidated
                                          EBITDA for the
                                          latest four fiscal quarters by such
                                          multiple and then subtracting from
                                          such amount all debt, preferred stock
                                          and other obligations on a
                                          consolidated basis of Holdings, if
                                          any.